UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2006

Weida Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-10366	22-2582847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

635 W. Lakeside Ave, Suite 203

Cleveland, Ohio 44113

(Address of Principal Executive Offices)

(216) 479-0800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 1

ITEM 1.03. Bankruptcy or Receivership.

On December 29, 2005, we reported on Form 8-K that we intended to file for protection under Chapter 7 of the United States Bankruptcy Code.  We further reported on February 17, 2006 on Form 8-K that the bankruptcy filing would be delayed while we investigated a potential transaction involving Bainian Shuren Group, a Chinese company engaged in the business of distance education. We have determined that a transaction with Bainian Shuren Group on terms acceptable to us is not possible.

On March 29, 2006, we filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Ohio, Case No. 06-10956, Judge Pat E. Morgenstern-Clarren. The Court will appoint a bankruptcy trustee who will take possession of our estate and who will be responsible for administering the wind-up of our business.

Section 2 - Financial Information

ITEM 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the bankruptcy filing described above, we are in default under our Senior Secured Convertible Bridge Notes and Warrants, and the payment of principal, all accrued interest and certain other fees will accelerate and become immediately payable.

Section 5 - Corporate Governance and Management

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 29, 2006, immediately prior to the Bankruptcy filing, Don Huizenga and Carl Lanzisera resigned as directors of the Company, and Don Huizenga resigned as President and CEO of the Company, leaving Richard J. Szekelyi as the sole director and officer of the Company as of the date of this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDA COMMUNICATIONS, INC. (Registrant)

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By:	/s/ Richard Szekelyi
Richard Szekelyi
Chief Financial Officer

Dated: March 31, 2006

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